                                                                    EXHIBIT 99.1



[INSTRON LOGO]



FOR IMMEDIATE RELEASE


           INSTRON ANNOUNCES CHANGE IN DATE OF STOCKHOLDER'S SPECIAL
              MEETING AND REPORTS INCREASED SECOND QUARTER EARNINGS

CANTON, MA - AUGUST 6, 1999 -- Instron Corporation (ISN:ASE) today announced that, as a result of recent market conditions, Instron and Kirtland Capital Partners III L.P. have agreed to certain amendments to the previously announced merger agreement. These amendments permit the closing of the transaction to occur in September rather than in the latter part of August as originally contemplated by the parties. In addition, pursuant to the amendments, the parties agreed that Kirtland will make certain payments to Instron in the event that the merger agreement is terminated under certain circumstances.

         In connection with the amendments and to give stockholders of Instron additional time to review the proxy materials that Instron has provided to them, Instron has rescheduled the Special Meeting of Stockholders, at which stockholders are being asked to approve the transaction, to Friday, September 3, 1999, at 10:00 a.m., local time, at the Hilton Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026. Stockholders who have questions, need copies of the proxy materials or need help in voting their shares are asked to contact our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 or collect at 212-929-5500.

         Instron Corporation today reported quarterly revenues and earnings for the second quarter of 1999. Net revenues for the quarter ended July 3, 1999 were $52,260,000 compared with $37,761,000 for the second quarter of 1998, an increase of 38.4% due primarily to the acquisition of Satec and the remaining interest of IST. Net income increased by 3.1% to $1,863,000 or 26 cents per diluted share compared with $1,807,000 or 25 cents per diluted share in 1998.

         For the first half of 1999, net revenues totaled $101,005,000 compared with $71,630,000 for the same period in 1998, a 41.0% increase due primarily to the inclusion of Satec and IST. Income before income taxes for the first half of 1999 was $5,573,000 compared to adjusted income before income taxes of $4,972,000 for the first half of 1998. The adjusted income before income taxes for the first half of 1998 represents, as reported, income before income taxes of $11,073,000 adjusted for the effect of a gain of $11,076,000 from the sale of excess land and excluding a special items charge of $4,975,000 for the cost of consolidating European operations and the write down in value of non-performing assets. Net income for the first half of 1999 was $3,456,000 or 49 cents per diluted share which compares to adjusted net income of $3,083,000 or 43 cents per diluted share for the first half of 1998. The adjusted net income for the first half of 1998 represents reported net income of $5,718,000 or 80 cents per diluted share excluding the net gain on the sale of excess land which increased net income by $6,867,000 or 97 cents per diluted share and the net loss of $4,232,000 or 60 cents per diluted share due to the special items charge.

         Bookings for the second quarter of 1999 were $52.6 million compared to $35.0 million for the same period last year, and for the first six months of 1999 bookings were $94.6 million, up 37% from the same period last year due primarily to the inclusion of Satec and IST.

         James M. McConnell, President & Chief Executive Officer, discussing the results stated, "I am pleased with the continued increase in earnings even though margins were depressed due to higher than expected costs on several large, technically complex contracts for IST. Our core bookings performance in the second quarter was particularly encouraging which, excluding IST and Satec, was up by nearly 11%. We are also encouraged by indications that activity in our Asian markets is increasing. I remain optimistic about Instron's future."

         Certain statements contained in this earnings release are "forward looking" statements within the meaning of the federal securities laws and are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurances can be given that actual results will not differ materially from those projected in the forward-looking statements contained in this release. Certain factors that might cause such a difference include: the fluctuations in interest rates, the stability of financial markets, the level of bookings worldwide for Instron, Satec and IST, particularly in Asia; the success of the automobile industry which is the major purchaser of IST products; the operating results and profitability of Satec and IST; the impact of fluctuations in exchange rates and the uncertainties of operating in a global economy, including fluctuations in the economic conditions of the foreign and domestic markets served by the Company which can affect the demand for its products and services; the Company's ability to successfully integrate the products and operations of Satec; the impact of Year 2000 issues; the Company's ability to identify and successfully consummate strategic acquisitions; and the pendency of the proposed merger with Kirtland.

                               INSTRON CORPORATION
                         CONSOLIDATED OPERATING RESULTS
                                   (Unaudited)




                                                               QUARTER ENDED
                                                 ---------------------------------------
                                                    JULY 3, 1999           JUNE 27, 1998

Net Revenue                                         $ 52,260,000            $ 37,761,000
Cost of Revenue                                       32,619,000              22,027,000
Selling & Administration                              14,128,000              11,014,000
Research & Development                                 2,593,000               1,718,000
Other (Income) Expense                                   (84,000)                 88,000
                                                 ---------------------------------------
Income before Income Taxes                             3,004,000               2,914,000
Provision for Income Taxes                             1,141,000               1,107,000
                                                 ---------------------------------------
Net Income                                             1,863,000               1,807,000
Net Earnings Per Diluted Share                           $  0.26                 $  0.25
Weighted number of diluted common shares               7,146,262               7,151,451






Instron Corporation, listed on the American Stock Exchange (ASE:ISN), is a leading producer of instruments and systems for advanced materials testing.

                  CONTACT:       Linton A. Moulding, Chief Financial Officer
                                 Telephone: (781) 575-5374
                                 E-mail:  linton_moulding@instron.com
                                 Website: www.instron.com

                               INSTRON CORPORATION
                         CONSOLIDATED OPERATING RESULTS
                                   (Unaudited)




[CAPTION]


                                                             SIX MONTHS ENDED
                                               ----------------------------------------
                                                 JULY 3, 1999              JUNE 27,1998
Revenue                                        $ 101,005,000               $ 71,630,000
Cost of revenue                                   61,473,000                 42,154,000
Selling and administrative expenses               28,617,000                 21,075,000
Research & development expenses                    5,301,000                  3,167,000
Special items charge                                       0                  4,975,000
Gain from sale of land                                     0                 11,076,000
Other expenses                                            41                    262,000
                                               ----------------------------------------
Income before income taxes                         5,573,000                 11,073,000
Provision for income taxes                        2,117,000                  5,355,000
                                               ----------------------------------------
Net income                                     $   3,456,000               $  5,718,000

Net earnings per diluted share                        $  .49                    $  0.80

Weighted number of diluted common shares           7,111,576                  7,105,816








                            SUPPLEMENTAL INFORMATION
                            ------------------------


                                          GAIN ON SALE OF LAND               SPECIAL ITEMS CHARGE
                                          --------------------               --------------------
Effect on income before income tax            $11,076,000                         ($4,975,000)
Income taxes                                    4,209,000                            (743,000)
                                            -------------                       --------------
Effect on net income                          $ 6,867,000                         ($4,232,000)

Effect on net earnings per diluted share            $0.97                              ($0.60)



    ADJUSTED NET INCOME WITHOUT THE EFFECT OF THE GAIN ON SALE OF LAND
                          AND THE SPECIAL ITEMS CHARGE

Income before income taxes as reported                  $11,073,000
Less:  Gain on sale of land                              11,076,000
Add:  Special items charge                                4,975,000
                                                        -----------
Adjusted income before income taxes                       4,972,000
Provision for income taxes                                1,889,000
                                                        -----------
Adjusted net income                                     $ 3,083,000
Adjusted net earnings per diluted share                       $0.43